Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Pheton Holdings Ltd on Post-Effective Amendment No.3 to Form F-1[FILE NO. 333-274944] of our report dated May 2, 2024, with respect to our audits of the consolidated financial statements of Pheton Holdings Ltd as of December 31, 2022 and 2023 and for each of the years in the two-year period ended December 31, 2023 appearing in the Annual Report on Form 20-F of Pheton Holdings Ltd for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

Marcum Asia CPAs LLP

New York, New York

August 5, 2024

NEW YORK OFFICE • 7 Penn Plaza • Suite 830 • New York, New York • 10001

Phone 646.442.4845 • Fax 646.349.5200 • www.marcumasia.com